Exhibit 99.1

Alliance Data Stockholders Elect Karin Kimbrough to Board of Directors

Company’s multi-year board refreshment plan continues to enhance diversity of knowledge, skills, gender, race/ethnicity and experience

COLUMBUS, Ohio, June 1, 2021 /PRNewswire/ -- Alliance Data Systems Corporation (NYSE: ADS) a leading global provider of data-driven marketing, loyalty and payment solutions, has announced the  election of Karin J. Kimbrough to its board of directors. Ms. Kimbrough was elected at the Company’s Annual Meeting of Stockholders, held Thursday, May 27, along with nominees Ralph J. Andretta, Roger H. Ballou, John C. Gerspach, Jr., Rajesh Natarajan, Timothy J. Theriault, Laurie A. Tucker and Sharen J. Turney, each of whom served as Alliance Data directors during the 2020-2021 term. As an independent director, Ms. Kimbrough will serve on the compensation and risk committees, bringing decades of experience in business strategy, financial stability monitoring and risk mitigation strategies. She currently serves as chief economist at LinkedIn Corporation.

“As part of Alliance Data’s ongoing board refreshment plan, I am pleased to announce the addition of Karin Kimbrough to the board of directors,” said Ralph Andretta, president and chief executive officer, Alliance Data. “As we continue to demonstrate sound corporate governance and oversight during our exciting business transformation, Ms. Kimbrough complements the composition of our board, bringing a tremendous range of skills and expertise that align with our efforts to further expand the breadth of proficiencies, experience and perspectives represented on our board.”

Ms. Kimbrough’s qualifications include executive-level experience as an economist focused on consumer trends, financial and capital markets, as well as expertise in financial stability risk assessments. Her industry prowess will further elevate Alliance Data’s focus on high-caliber board leadership, with directors from a variety of industries providing critical oversight of the Company, including its business transformation strategy and execution. Her extensive background across the banking and financial services industries, among others, will benefit Alliance Data’s business and overall board governance.

With more than 20 years of experience, Ms. Kimbrough began her tenure with Morgan Stanley as an economist and strategist in 2000, followed by various roles in financial stability market monitoring, investment strategy and treasury in her positions at the Federal Reserve Bank of New York, Bank of America and Google.

Ms. Kimbrough holds a doctorate in economics from the University of Oxford, as well as a master’s degree in public policy from Harvard University and a bachelor’s degree in economics from Stanford University.

About Alliance Data
Alliance Data® (NYSE: ADS) is a leading provider of data-driven marketing, loyalty and payment solutions serving large, consumer-based industries. The Company creates and deploys customized solutions that measurably change consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its partners create and increase customer loyalty across multiple touch points using traditional, digital, mobile and emerging technologies. A FORTUNE 500 and S&P MidCap 400 company headquartered in Columbus, Ohio, Alliance Data consists of businesses that together employ approximately 8,000 associates at more than 45 locations worldwide.

Alliance Data's Card Services business is a comprehensive provider of market-leading private label, co-brand, general purpose and business credit card programs, digital payments, including Bread®, and Comenity-branded financial services. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada's most recognized loyalty program, and Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers. More information about Alliance Data can be found at www.AllianceData.com.

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Forward Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as "believe," "expect," "anticipate," "estimate," "intend," "project," "plan," "likely," "may," "should" or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding, and the guidance we give with respect to, our anticipated operating or financial results, initiation or completion of strategic initiatives including the proposed spinoff of our LoyaltyOne segment, future dividend declarations, and future economic conditions, including, but not limited to, fluctuation in currency exchange rates, market conditions and COVID-19 impacts related to relief measures for impacted borrowers and depositors, labor shortages due to quarantine, reduction in demand from clients, supply chain disruption for our reward suppliers and disruptions in the airline or travel industries.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K. Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

Contacts:
Shelley Whiddon – Media
214-494-3811
shelley.whiddon@alliancedata.com

Rachel Stultz – Media
614-729-4890
rachel.stultz@alliancedata.com